EXHIBIT 99.1


On January 11, 2002, the Registrant issued the following press release:


       "PYR ENERGY REPORTS FINANCIAL RESULTS FOR THE FIRST FISCAL QUARTER
                            ENDED NOVEMBER 30, 2001

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced a net loss of $357,436, or $.02 per share, for its first fiscal quarter ended November 30, 2001 as compared with a net loss of $147,218, or $.01 per share, for the comparable quarter of the prior year.

     Also during the quarter, the Company recorded $46,256 in revenues from the sale of oil and natural gas production, which, after lease operating expenses of $25,167, resulted in $21,089 in net revenues from oil and gas operations. The Company's production is solely from its ownership interest in the East Lost Hills - ELH #1 well in the San Joaquin basin of California. The Company had recorded no revenues or lease operating expenses associated with oil and gas operations for its quarter ended November 30, 2000.

     General and administrative expenses were $324,143, and $254,248 for the quarters ended November 30, 2001, and 2000, respectively. This difference results primarily from increases in personnel, increases in salaries, costs associated with the independent engineers' reserve report and an increase in rent expense. During the quarter ended November 30, 2001, the Company recorded an additional $113,544 of impairment expense for formation evaluation on the ELH #3 well, final drilling and related costs for the ELH #2 and ELH #3 wells, and delay rentals that were not included in the impairment calculation at August 31, 2001. The Company did not record an impairment in its quarter ended November 30, 2000.

     At November 30, 2001, the Company had cash of $7,660,808, working capital of $6,122,291, total assets of $22,289,567, current liabilities of $2,843,186, stockholders' equity of $19,446,381, and there were 23,691,357 common shares outstanding.

     The Company is participating in four deep gas wells currently drilling in the San Joaquin Basin of California.

     The ELH #4 well is currently drilling at a depth of approximately 20,000 feet in the lower Temblor on its way to its anticipated total depth of 20,500 feet. Casing has been successfully installed to a depth of approximately 19,500 feet. The ELH #9 well is currently at a depth of approximately 18,300 feet in the upper Temblor on its way to the anticipated total depth of 21,000 feet. An intermediate string of casing has been installed to a depth of approximately 17,600 feet. PYR owns a 12.12% working interest in each of the ELH #4 and ELH #9 wells, both of which are operated by Anadarko Petroleum Corporation.

     A third well currently drilling at East Lost Hills is the Aera Energy NWLH 1-22 well. This well is being sidetracked in order to drill into the Temblor in a more favorable structural position. The sidetrack operations currently underway involve using the existing well bore to a depth of approximately 14,100 feet and drilling a new sidetrack well bore to the anticipated total depth of 20,000 feet. PYR owns a 4.04% working interest in this well.

     An exploration well began drilling in the Pyramid Hills prospect on November 22, 2001. This well, located in Section 9, T25S-R18E, Kings County, California and operated by Anadarko Petroleum Corporation, is designed to test the Temblor and the Point of Rocks formations to a total depth of approximately 18,500 feet. The well is currently drilling at approximately 14,100 feet and is expected to test a new prospect that is not connected or directly related to the East Lost Hills project. PYR owns a 3.75% working interest in this prospect and will not be required to pay for any drilling or completion costs, as its interest in the initial test well is carried through the tanks.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed."